Exhibit 10.3

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (this “Agreement”) is dated as of September 28, 2015, by and between Quality Companies, LLC, formerly dba Quality Equipment Sales, an Indiana limited liability company, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales, a Delaware limited liability company, (collectively “Servicer”), and 19th Capital Group, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, Servicer (as Seller) and Purchaser have entered into a Portfolio Purchase and Sale Agreement of even date herewith (the “Purchase Agreement”), whereby Servicer agreed to sell and assign to Purchaser certain Transactions and the Assigned Property related thereto, including its rights in and to the Payments due under the Transaction Documents (collectively, the “Existing Transactions”);

WHEREAS, Servicer and Purchaser have entered into a Program Agreement (the “Program Agreement”) and a Fleet Program Agreement (the “Fleet Program Agreement”) (together the “Program Agreements”) under which Servicer may refer certain Independent Contractors and Fleets (together the “Obligors”) to Purchaser on an ongoing basis for the purpose of the Obligors entering into Transactions with Purchaser in which such Obligors would lease or finance Delivery Vehicles for use in delivering goods and Vehicles used by Fleets as set forth in the Program Agreements (individually a “Delivery Vehicle” or “Fleet Vehicle” or a “Vehicle” and together “Vehicles”), and in the future Servicer (as Seller) and Purchaser may enter into additional Portfolio Purchase and Sale Agreements, in which Servicer will to sell and assign to Purchaser certain Transactions and Assigned Property related thereto, including its rights in and to the Payments due under the Transaction Documents (the transactions contemplated by the Program Agreements and any future Portfolio Purchase and Sale Agreements are referred to collectively as the “Future Transactions”);

WHEREAS, Purchaser and Servicer have agreed that, unless and until Servicer is terminated as billing and collecting agent under this Agreement, Servicer shall serve as billing and collecting agent for the benefit of Purchaser to perform certain administrative duties in connection with the Existing Transactions and Future Transactions and Payments, to the extent set forth herein, including, without limitation, the obligation to collect and receive the Payments on behalf of Purchaser and to remit same to Purchaser, and to ensure that insurance remains in place and that all sales, use, personal property, privilege, license and other taxes arising under or in connection with the Assigned Interests are paid (“Tax Payments”) and that all tax returns, reports and filings (“Tax Filings”) are properly made; and

WHEREAS, Servicer and Purchaser desire to set forth the terms and conditions under which Servicer will be responsible for the servicing and administration of the Existing Transactions and Future Transactions and Payments in connection therewith, including collection, receipt and remittance of the Payments on behalf of Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and of other valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.
Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement and the Program Agreements, as applicable. The following terms used herein shall have the meanings indicated:

“Distribution Date” means the tenth day of each calendar month.

“Event of Bankruptcy” means either of the following:

(a)
Servicer shall become insolvent or bankrupt or shall admit in writing its inability to pay any portion of its debts as they mature or make an assignment for the benefit of creditors, or a receiver or trustee shall have been appointed with respect to it or to any of its estate; or

(b)
any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under Title 11 of the United States Code or any federal or state bankruptcy or insolvency law or similar law now or hereafter in force for the relief of debtors shall be instituted by or against Servicer, shall be consented to by Servicer or shall not be dismissed within sixty (60) days of such institution or Servicer shall take any action in the furtherance of the institution of any such proceeding.

“Reporting Period” means each calendar month.

2.	Collection of Payments.

(a)	Servicer agrees at its sole cost and expense to act as billing and collecting agent for the benefit of Purchaser as follows:

(1)
All Transaction payment amounts shall be automatically deducted from the earnings of the Independent Operator and paid to Servicer for the benefit of, and shall be held in trust for, Purchaser (the “Actual Payment”).

(2)	For Transactions that have variable lease payments, Servicer and Purchaser shall agree upon an expected monthly lease payment for each Transaction (the “Expected Payment”).

(3)
Servicer shall pay to the Purchaser the Expected Payment and the contractual amount for Transactions with fixed payments for each outstanding Transaction by the 10th day of each month, in arrears.  Accompanying the payment will be an Excel file which will include the following fields (and such other information as may be reasonably requested by Purchaser):

(4)	A template of the above file will be provided to the Servicer at or before Closing of the Purchase Agreement between the parties.

(5)
Each month, by the 5th business day following the end of the preceding month, Servicer shall provide a copy of the “Lock Box File” to the Purchaser. The Lock Box File is a file the form of which will be prepared by Servicer approved by Purchaser and reflects, by Transaction, the actual cash collected during the month from Obligors.

(6)	Servicer shall maintain the Reserve Account in accordance with the Reserve Account Agreement entered into between the Servicer and Purchaser of even date herewith.

(7)
With respect to Transactions that are terminated for reasons other than a default by an Obligor, including but not limited to, the early termination of the Transaction by the Obligor, loss due to accident, or the mutual agreement of the Servicer and Purchaser to sell a Delivery Vehicle or Vehicle to third parties in the market place, the proceeds from such event necessary to satisfy Purchaser’s Net Book Value (as defined in Section 2(c)(2) herein) for the Transaction will be paid to the Purchaser within forty-eight (48) hours of such receipt and Purchaser shall return the title associated with such Delivery Vehicle or Vehicle to Servicer within ten (10) business days of Purchaser’s receipt of its Net Book Value for the Transaction. To the extent the proceeds received by Servicer exceed Purchaser’s Net Book Value for the Transaction, such excess proceeds shall be divided between Servicer and Purchaser after Servicer has been reimbursed for actual cost of reseating the Delivery Vehicle as approved by Purchaser and any shortfall the Servicer experienced in making the Expected Payments and the contractual payments.

(b)	Maintenance of Delivery Vehicles. Servicer shall manage the regular maintenance of the Delivery Vehicles which are the subject of the Transactions as follows:

(1)
Each of the Existing Transactions and Future Transactions call for payment by Independent Operators into a maintenance fund created with respect to each Delivery Vehicle subject to a Transaction and based on the total number of miles the Delivery Vehicle is driven per month by the Obligor (each said fund is referred to a “Maintenance Fund” and the aforesaid payment contributions are referred to, collectively, as “Maintenance Contributions”).

(2)
All Maintenance Contributions shall be automatically deducted from the earnings of Independent Operators and paid to Servicer for Servicer’s benefit to be used to fund the repairs of the Delivery Vehicles.

(3)	Servicer shall keep an accounting of the Maintenance Fund for each Transaction.

(4)	If maintenance or repair of a Delivery Vehicle is necessary, Servicer shall use the Maintenance Fund for the applicable Transaction to pay for the necessary maintenance or repair.

(5)
If the Maintenance Fund is insufficient to cover the expense of maintenance or repair, Servicer shall make arrangements with the Independent Operator for credit with respect to the deficient amount to be paid over time by future Maintenance Fund payments.

(6)
Purchaser shall have no obligation with respect to any Maintenance Fund or any maintenance or repair of Delivery Vehicles which are the subject of the Transactions unless Purchaser should elect to terminate this Agreement and Servicer’s rights and obligations, as servicer, hereunder.

(c)	Remarketing and Sale of Vehicles. Servicer shall be responsible for the remarketing and eventual sale of Vehicles as follows:

(1)
In the event that an Obligor obligated on a Transaction shall default on the Transaction prior to its maturity, Servicer shall promptly notify Purchaser of such default and Servicer’s planned course of conduct in accord with this section of this Agreement.

(2)
When a default occurs, Servicer shall first determine whether the present residual value of the Vehicle is in excess of the Net Book Value of the Vehicle (the “Net Book Value” being calculated by adding the Transaction payments remaining until maturity to the expected eventual residual value). Purchaser may waive this requirement for payment of the Net Book Value at its discretion. Servicer shall inform Purchaser of the potential sale price of a Vehicle when a default occurs.

(3)
If the present residual value of the Vehicle is in excess of the current Net Book Value of such Vehicle, Servicer may sell such Vehicle or, with the authorization of the Purchaser, enter into a lease for such Vehicle.

(4)
If the Vehicle is sold, the proceeds from the sale of the Vehicle shall be distributed within 48 hours of Servicer’s receipt of such proceeds as follows: (a) the Net Book Value of such Vehicle shall be remitted to the Purchaser; (b) any excess cost beyond the maintenance balance retained from Independent Operator for the reconditioning of the Vehicle for sale shall be returned to the Reserve Account held with the Servicer pursuant to the Reserve Account Agreement between the parties of even date herewith (the “Reserve Account Agreement”); and (c) any excess funds remaining after the disbursements under (a) and (b) above shall be divided 50% to Servicer and 50% to Purchaser.

(5)
If the present residual value of the Vehicle is not in excess of the current Net Book Value of such Vehicle, then (i) if such Vehicle is a Delivery Vehicle, Servicer shall be responsible for obtaining a new Independent Operator to enter into a Transaction for the Delivery Vehicle in question, or funds will be paid to Purchaser from the Reserve Account, or (ii) if such Vehicle is not a Delivery Vehicle, funds will be paid to Purchaser from the Reserve Account.

(6)	While remarketing the Vehicles, Servicer shall continue to make Expected Payments and the contractual amount for Transactions with fixed payments on the terminated Transaction.

(7)	When remarketing a Delivery Vehicle, Servicer shall give priority to placing an Independent Operator with the remarketed Vehicle ahead of all other opportunities.

(8)
When a new Independent Operator is found with respect to a remarketed Vehicle, the Independent Operator shall enter into a new Transaction with Purchaser, as lessor or lender thereunder, for no additional consideration, and Servicer shall deliver all original Transaction Documents evidencing said new Transaction to Purchaser.

(d)
Servicer agrees to indemnify Purchaser against any damages, claims, costs or expenses (including but not limited to reasonable attorneys’ fees) which may be incurred by Purchaser to the extent they arise out of the negligence or willful misconduct of, or any violations of law by, Servicer in performing any of its duties under this Agreement.

3.	Reporting Requirements. Servicer shall provide to Purchaser the following reports on each Distribution Date (each to be in form and substance reasonably acceptable to Purchaser):

(a)	Pursuant to Section 2(a)(6), the Lock Box File or similar acceptable report to Purchaser;

(b)	Delinquency Report sorted by Obligor, for the most recent Reporting Period;

(c)	All gains and losses on sales of Vehicles for the most recent Reporting Period;

(d)	Outstanding Advance Report listing by Transaction what portions of the most recent Aggregate Monthly Payment constituted Advances and the total outstanding Advances with respect to each Transaction;

(e)	A Reserve Account report, indicating the amount of the Reserve Account and all additions and subtractions thereto since the prior report;

(f)
On or before the 5th business day of each month, a data file in electronic form reflecting all gross balances due at the Transaction level in the same format as outlined in Section 3.1(c) of the Portfolio Purchase Agreement;

(g)	An Idle Truck Report which reflects the Vehicles which are idle at the end of each month and the activity related to idle trucks in such month;

(h)	A Preventative Maintenance Compliance Report at each month end;

(i)
Quarterly compliance certificate from the Chief Finance Officer of Servicer certifying as to (i) the continuing accuracy and completeness of the representations and warranties of Servicer under this Agreement, the Program Agreements, the Reserve Account Agreement and the Purchase Agreement, and (ii) the compliance by Servicer with all of its covenants, duties and obligations under such agreements; and

(j)	Other reports as may be reasonably requested by Purchaser from time to time.

4.	Servicer covenants to:

(a)
comply with all applicable laws with respect to its activities under this Agreement, including any of its obligations with respect to the Transactions and enforcing any of Purchaser’s rights thereunder;

(b)	preserve its existence as a corporation and/or limited liability company, as the case may be, duly organized, validly existing and in good standing, under the laws of the State of Delaware;

(c)
permit inspection/audit by Purchaser or its designees of Servicer’s books and records relating to the Transactions, Payments and other Assigned Property upon reasonable notice during normal business hours at Servicer’s address set forth above, and shall assist Purchaser in connection with such inspections/audits;

(d)	comply with its obligations under the Transaction Documents;

(e)
not agree to any amendments or modifications of the Transaction Documents (without the prior written consent of Purchaser) that would (i) change the amount, due date, interest rate or rental rate or prepayment fee, defer or forgive the payment of any principal or interest or rent (including changing the maturity date of a Transaction), (ii) waive any provision of a Transaction (including any change in any time period) prohibiting prepayment in whole or in part, or reduce the outstanding principal amount or imputed principal balance (except for reductions contemplated by the Transaction Documents), (ii) release, or agree to the substitution or exchange of any Collateral for, any portion of the Transaction or Collateral or release the liability of any person or entity liable for any payment on any Transaction, (iii) grant any concession with respect to the compliance with any material obligations imposed by the Transaction Documents, (iv) release the Obligor from any of its obligations to make any payment with respect to any Transaction, or (v) accelerate or extend the maturity date of any Payment, commence any action, terminate any Transaction or repossess and resell any Collateral, or (vi) take any action or fail to take any action which would materially adversely affect the value of any Existing Transactions or Future Transactions, reduce the likelihood of recovery of any Payment or the security of the Transaction.

(f)	not impair the rights or breach the quiet enjoyment of any Obligor under the Transaction Documents,

(g)	not create any lien, security interest or other encumbrance against any Assigned Property except in favor of Purchaser as may be permitted by Purchaser in writing;

(h)
comply with its credit and collection policies with respect to the Payments, which policies shall be commercially reasonable and in accordance with applicable laws and with normal policies of similar companies in the equipment finance and leasing industries;

(i)	pursue the interests of Purchaser in the same manner as it would pursue its own interests in the exercise any remedies available under the Transaction Documents, without discrimination;

(j)	promptly provide to Purchaser copies of any notices and material information received by Servicer in connection with any Transaction;

(k)
notify Purchaser monthly of the existence of any default or event of default, or the occurrence of any event which, with notice or lapse of time, or both, would constitute a default or event of default under any Transaction Document of which Servicer has knowledge;

(l)
provide evidence of insurance for each Transaction pursuant to the Transaction Documents to Purchaser and make claims against any insurance policy relating to the Vehicles in the same manner as it would pursue its own interests, and to promptly remit to Purchaser any insurance proceeds received as a result of such claim; and

(m)
provide to Purchaser copies of its audited yearly financial statements within 120 days after the end of each fiscal year, and such other financial statements and reports as may be reasonably requested by Purchaser from time to time.

Servicer further agrees to pay Purchaser interest (after as well as before judgment) on any amounts required to be paid by Servicer to Purchaser hereunder and not paid by Servicer when due hereunder at the rate equal to the highest Discount Rate plus four percent.

5.
Termination of Servicing. Purchaser may, upon written notice to Servicer, terminate the rights and obligations of Servicer set forth in this Agreement, or any portion thereof, and notify the applicable Obligor(s) to make all subsequent Payments directly to Purchaser upon the occurrence of any one of the following:

(a)
if Servicer shall fail to make any required payment due hereunder and such failure shall continue unremedied for ten (10) business days after notice, or if Servicer shall fail to perform any of its other agreements hereunder in any material respect and such failure shall continue unremedied for thirty (30) days after notice;

(b)
any material representation or warranty made by Servicer in the Purchase Agreement, any future Portfolio Purchase and Sale Agreements, Program Agreements, the Reserve Account Agreement, or by Servicer in this Agreement shall prove to be false or inaccurate in any material respect if such inaccuracy would have a material adverse effect and such inaccuracy has not been remedied in all material respects within thirty (30) days after written notice;

(c)
Servicer shall fail to perform any covenant contained in the Purchase Agreement, any future Portfolio Purchase and Sale Agreements, the Reserve Account Agreement or Program Agreements and such failure shall continue unremedied for thirty (30) days (or in the case of a failure to pay money, ten (10) business days) after written notice;

(d)
Servicer shall suffer a change of ownership of a controlling position of the capital stock, or a sale of all or substantially all of the assets of Servicer to any entity or individual which is not now an affiliate of Servicer;

(e)	an Event of Bankruptcy shall have occurred with respect to Servicer or any parent company of Servicer; or

(f)
if Servicer fails to repurchase any Transaction pursuant to Article V of the Purchase Agreement or any future Portfolio Purchase and Sale Agreements, provided however, that in such event, any termination of Servicer as Servicer shall only be with respect to the Transaction related to such Transaction Document and only if Purchaser elects to take over servicing, as opposed to proceeding with the remarketing of the Delivery Vehicle, as referenced above.

6.
Upon any termination, as provided, herein, Servicer shall deliver to Purchaser all requested and available information concerning the billing and payment by Servicer hereunder so that Purchaser or Purchaser’s designee may assume such duties and shall otherwise cooperate with Purchaser to accomplish the prompt, effective and smooth transition of servicing to Purchaser or Purchaser’s designee. This will include transfer of automatic deductions generated by Obligors to Purchaser, including lease Payments and Maintenance Fund payments. Servicer shall transfer all funds in its possession in maintenance accounts with respect to Obligors and the Transactions to Purchaser.

In the event that this Agreement is terminated, the triggers for funding the Reserve Account will commence (as described in the Reserve Account Agreement) and available funds will be provided to the Purchaser immediately. The Reserve Account will be held until full payout of all Transactions.  The replacement servicer, which may include the Purchaser will earn a reasonable fee to be paid from the Reserve Account.

Except as otherwise provided herein or in the Purchase Agreement, any future Portfolio Purchase and Sale Agreements, the Reserve Account Agreement or the Program Agreements, upon such termination of Servicer, Servicer shall be relieved of any further servicing obligations with regard to the Transaction Document for which servicing was terminated. Upon any termination, as provided, herein, Servicer does hereby irrevocably constitute and appoint Purchaser or a new billing and collection agent designated by Purchaser, as its true and lawful attorney with full power of substitution, for it and in its name, place and stead, to enforce, ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all Payments and other obligations with respect to the Transaction(s) for which servicing has been terminated, and to endorse the name of Servicer on all checks, collections, receipts, instruments or notices in connection with any Payments or other obligations.

7.
All notices, requests and demands to or upon the parties hereto shall be deemed to have been given or made when received by the parties at the following addresses, or to such other addresses as may hereafter be designated in writing:

If to Servicer:

Quality Equipment Leasing, LLC
Attn: Danny Williams, COO
9702 East 30th Street
Indianapolis, IN 46229
Email: dwilliams@celadontrucking.com

If to Purchaser:

19th Capital Group, LLC
353 West Lancaster Avenue, Suite 300
Wayne, Pennsylvania 19087
Attn: Jeffrey R. Larsen
Email: jeff@larsenmaccoll.com

8.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.	This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

10.
Servicer may not assign, sell, or otherwise transfer any of its rights or obligations under this Agreement without Purchaser’s prior written consent. Notwithstanding the foregoing, Servicer acknowledges and agrees that Purchaser may, without prior notice to Servicer, assign any and all of its rights and obligations under this Agreement, including to one or more parties providing financing to Purchaser.

11.
This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original but all such counterparts shall together constitute one and the same instrument.  The parties hereto may deliver executed signature pages to this Agreement by facsimile or electronic mail transmission, such signatures shall be treated as, and have the effect of, an original document.

12.	This Agreement supersedes all previous arrangements and agreements, whether written or oral, and comprises the entire agreement, between the parties hereto in respect of the subject matter hereof.

13.	This Agreement may be amended or varied only by writing, of even or subsequent date hereof, executed by Purchaser and Servicer, or by supplements, as agreed hereto to by the parties.

14.
No course of dealing between Purchaser and Servicer, nor any delay in exercising any rights or remedies hereunder or otherwise shall operate as a waiver of any of the rights and remedies of Purchaser or Servicer.

15.	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

16.
Each of Purchaser and Servicer agrees to execute and deliver promptly to the other all such further instruments and documents as may reasonably be requested by the other in order to carry out fully the intent, and to accomplish the purposes, of the transactions referred to herein.

17.	SERVICER AND PURCHASER WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY MATTER ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

18.
The parties hereto agree to the exclusive jurisdiction and venue for any disputes, actions, or proceedings arising hereunder of the United States District Court for the State of Delaware or, if the jurisdictional minimum amount, if any, is not met, then any applicable State Court in the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, SERVICER and PURCHASER have caused their names to be signed to this Service Agreement by their respective officers hereto duly authorized as of the day and year first above written.

SERVICER:

QUALITY COMPANIES LLC, formerly dba QUALITY EQUIPMENT SALES and QUALITY EQUIPMENT LEASING, LLC dba QUALITY EQUIPMENT SALES

By:	/s/ Leslie Tarble
Name:	Leslie Tarble
Title:	Chief Financial Officer

PURCHASER:

19TH CAPITAL GROUP, LLC

By:	/s/ George Chasteen
Name:	George Chasteen
Title:	President

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